Exhibit 10.3

NOTE CONVERSION AGREEMENT

This Note Conversion Agreement (this “Agreement”) is made and entered into as of ______________, 2017 by and among MoviePass Inc., a Delaware corporation (the “Company”), and the undersigned holder (the “Holder”) of the Notes (as defined below).

WHEREAS, the Company issued one or more convertible promissory notes to the Holder on such dates and in such aggregate principal amounts as set forth on Exhibit A hereto (the “Notes”);

WHEREAS, the Company and the Holder have entered into the Securities Purchase Agreement, dated August 15, 2017, as amended on October 6, 2017 and December 11, 2017 and subject to that certain Waiver Agreement, dated November 6, 2017, by and between the Company and the Holder (as may be further amended, the “Purchase Agreement”), pursuant to which the Holder will purchase shares of Common Stock equal to 51.71% of the then outstanding shares of Common Stock of the Company (excluding outstanding options to purchase shares of Common Stock and warrants to purchase shares of the Company’s capital stock) for an aggregate purchase price of up to $28,500,000, as set forth in the Purchase Agreement (the “Helios Transaction”);

WHEREAS, the Holder has agreed to convert all outstanding principal and accrued unpaid interest under the Notes into shares of Common Stock immediately following the closing of the Helios Transaction; and

WHEREAS, notwithstanding anything in the Notes to the contrary, and notwithstanding that the Company will issue and sell shares of Common Stock and not Preferred Stock (as defined in the applicable Notes), the Holder desires to agree to deem the Helios Transaction as a “Qualified Financing” and/or “Next Equity Financing” (as defined in the applicable Notes) and convert the entire outstanding principal amount of, and all interest accrued under, the Notes through and as of the date hereof (the “Interest Date”), into shares of Common Stock as set forth on Exhibit A (the “Conversion Shares”) as if the Helios Transaction were a Qualified Financing and/or Next Equity Financing, as applicable, and the Company desires to issue the Conversion Shares in full satisfaction of its obligations under the Notes (the “Conversion Election”).

NOW, THEREFORE, in consideration of the terms and provisions of this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the execution and delivery hereof, the parties hereto, constituting the parties necessary to take the actions contemplated herein, agree as follows:

1.             Conversion of Note.

(a)             The Holder and the Company hereby agree to the Conversion Election. The Notes shall cease to accrue interest from and after the Interest Date, so that immediately following such conversion, the outstanding principal amount of, and all interest accrued under, the Notes shall be $0.

(b)             The Notes shall continue in full force and effect, subject to the terms of this Agreement, until terminated pursuant to the Conversion Election as of the date hereof (or such other date as determined by the mutual agreement of the Company and the Holder), or otherwise pursuant to its terms. The Notes shall be fully satisfied and shall expire, terminate and be canceled in its entirety and be of no further force or effect upon the Conversion Election.

(c)             By entering into this Agreement and agreeing to the Conversion Election, the Holder hereby acknowledges and agrees that the terms of the Notes are hereby amended to the extent necessary to permit the Conversion Election and to effect the conversion of the Notes in accordance with the terms of this Agreement. In addition, any notice of the Helios Transaction and any notice of the execution of the Purchase Agreement, in each case that may be required pursuant to the Note, are hereby waived pursuant to the terms of the Notes.

2.             Acknowledgment. The Holder acknowledges that its receipt of the Conversion Shares in accordance with this Agreement shall fully satisfy any and all of the Company’s obligations to the Holder pursuant and with respect to the Notes (including, without limitation, any and all of the Company’s obligations with respect to interest owed or penalties or additional fees owed to the Holder pursuant to the Notes) and any other agreements and commitments (written or oral) to issue capital stock or other convertible securities to the Holder, except with respect to the Purchase Agreement or Investment Option Agreement, dated October 11, 2017, and that the Company shall not have any further obligation with respect to the Notes other than the issuance of the Conversion Shares. The Holder further acknowledges and waives any and all breaches and events of default that may have occurred under the Notes or any other agreement to which the Holder and the Company are party. The Holder understands that the Conversion Shares will be issued in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that for the purposes thereof, the Company is relying upon the truth and accuracy of the representations made by the Holder in the Notes.

3.             Entire Agreement. This Agreement contains the sole and entire understanding of the parties with respect to the subject matter hereof and supersedes all prior negotiations, commitments, agreements and understandings heretofore had among any of them with respect thereto.

4.             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and which, together, shall constitute one and the same instrument. Any such counterpart may contain one or more signature pages. This Agreement may be executed by facsimile or electronic signatures.

5.             Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the parties have executed this Note Conversion Agreement as of the date first written above.

MoviePass INC.

By:
Name:	Mitch Lowe
Title:	Chief Executive Officer

Signature Page to Note Conversion Agreement

IN WITNESS WHEREOF, the parties have executed this Note Conversion Agreement as of the date first written above.

HOLDER:

(PRINT HOLDER NAME)

By:
Name:
Title:

Signature Page to Note Conversion Agreement

Exhibit A

Name of Holder	Note Issuance Date	Note Principal Amount as of Issuance Date	Conversion Shares
Helios and Matheson Analytics Inc.	12/__/2017	$1,000,000	[__][1]

1 NTD: In the event that the number of shares of Common Stock to be issued under the Note is less than two percent (2%) of the then outstanding shares of Common Stock of MoviePass (on a fully-diluted basis, giving effect to the payment or conversion of any notes that convert into MoviePass capital stock that are outstanding immediately prior to the Closing, but excluding any outstanding options to purchase shares of Common Stock and warrants to purchase shares of MoviePass’s capital stock and the shares of Common Stock issuable upon conversion of the Kelly Note), MoviePass will issue such number of shares of Common Stock to provide Helios with the foregoing two percent (2%) interest under the Note.